Exhibit 99.1

Silver Triangle Building

25505 West Twelve Mile Road

Southfield, MI 48034-8339

(248) 353-2700

creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: April 8, 2013

Investor Relations: Douglas W. Busk

Senior Vice President and Treasurer

(248) 353-2700 Ext. 4432

IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES:

CERTAIN OPERATING RESULTS FOR THE

TWO MONTHS ENDED FEBRUARY 28, 2013 AND FOR THE

THREE MONTHS ENDED MARCH 31, 2013 AND SHARE

REPURCHASE ACTIVITY FOR THE THREE MONTHS ENDED

MARCH 31, 2013

Southfield, Michigan – April 8, 2013 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today certain operating results for the two months ended February 28, 2013 and for the three months ended March 31, 2013 and results of the Company’s share repurchase program activities for the three months ended March 31, 2013.

Consumer Loan Performance

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to achieve an acceptable return on capital. If Consumer Loan performance equals or exceeds our initial expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of Consumer Loan collection rates as of February 28, 2013 with the forecasts as of December 31, 2012, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of			Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	February 28, 2013	December 31, 2012	Initial Forecast	December 31, 2012	Initial Forecast
2004	73.1%	73.0%	73.0%	0.1%	0.1%
2005	73.6%	73.6%	74.0%	0.0%	-0.4%
2006	69.9%	69.9%	71.4%	0.0%	-1.5%
2007	68.0%	68.0%	70.7%	0.0%	-2.7%
2008	70.3%	70.3%	69.7%	0.0%	0.6%
2009	79.5%	79.5%	71.9%	0.0%	7.6%
2010	77.3%	77.3%	73.6%	0.0%	3.7%
2011	74.1%	74.1%	72.5%	0.0%	1.6%
2012	72.5%	72.2%	71.4%	0.3%	1.1%

Consumer Loans assigned in 2009 through 2012 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates. For all other assignment years presented, actual results have been very close to our initial estimates. For the two months ended February 28, 2013, forecasted collection rates improved for Consumer Loans assigned during 2012 and were generally consistent with expectations at the start of the period for all other assignment years presented.

Forecasting collection rates precisely at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of February 28, 2013. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of February 28, 2013
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2004	73.1%	44.0%	29.1%	99.6%
2005	73.6%	46.9%	26.7%	99.5%
2006	69.9%	46.6%	23.3%	99.0%
2007	68.0%	46.5%	21.5%	98.1%
2008	70.3%	44.6%	25.7%	97.1%
2009	79.5%	43.9%	35.6%	95.9%
2010	77.3%	44.7%	32.6%	81.9%
2011	74.1%	45.5%	28.6%	56.0%
2012	72.5%	46.3%	26.2%	24.2%
2013	71.6%	47.1%	24.5%	1.8%

(1)	Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans. Payments of dealer holdback and accelerated dealer holdback are not included.
(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2009 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2005 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment. During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates. In addition, during 2009, the spread was positively impacted by better than expected Consumer Loan performance. During the 2010 through 2013 period, the spread decreased as we again increased advance rates in response to the competitive environment.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of February 28, 2013 for dealer loans and purchased loans separately. All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	67.9%	45.8%	22.1%
	2008	70.7%	43.3%	27.4%
	2009	79.5%	43.5%	36.0%
	2010	77.4%	44.4%	33.0%
	2011	74.0%	45.2%	28.8%
	2012	72.4%	46.1%	26.3%
	2013	71.6%	46.8%	24.8%
Purchased loans	2007	68.4%	49.1%	19.3%
	2008	69.7%	46.7%	23.0%
	2009	79.5%	45.3%	34.2%
	2010	77.2%	46.4%	30.8%
	2011	74.3%	48.1%	26.2%
	2012	73.3%	49.4%	23.9%
	2013	71.5%	50.5%	21.0%

(1)	Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans. Payments of dealer holdback and accelerated dealer holdback are not included.

The advance rates presented for each Consumer Loan assignment year change over time due to the impact of transfers between dealer and purchased loans. Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback. We transfer the dealer’s Consumer Loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in Consumer Loan assignment unit volume in each of the last five quarters, as compared to the same period in the previous year:

Period	Year over Year Percent Change in Unit Volume
March 31, 2012	10.6%
June 30, 2012	7.3%
September 30, 2012	5.4%
December 31, 2012	2.4%
March 31, 2013	-2.9%

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit volume decreased 2.9% during the first quarter of 2013 as the number of active dealers grew 21.2% and average volume per active dealer declined 20.1%. We believe the decline in volume per dealer is the result of increased competition. We increased advance rates in April 2012 and September 2012, which positively impacted unit volume while reducing the return on capital we expect to earn on new assignments. We believe these advance rate increases had a positive impact on economic profit as we believe the positive impact of the increased volume exceeded the negative impact of the reduced return on capital.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended March 31,
	2013	2012	% Change
Consumer Loan unit volume	57,105	58,796	-2.9%
Active dealers (1)	4,355	3,594	21.2%

Average volume per active dealer	13.1	16.4	-20.1%

(1)	Active dealers are dealers who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended March 31,
	2013	2012	% Change
Consumer Loan unit volume from dealers active both periods	42,207	51,521	-18.1%
Dealers active both periods	2,525	2,525	—

Average volume per dealers active both periods	16.7	20.4	-18.1%
Consumer Loan unit volume from new dealers	3,440	4,089	-15.9%
New active dealers (1)	678	554	22.4%

Average volume per new active dealers	5.1	7.4	-31.1%
Attrition (2)	-12.4%	-9.2%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)	Attrition is measured according to the following formula: decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.

Share Repurchase Program

During the first quarter of 2013, pursuant to its share repurchase program, we repurchased 530,795 shares of our outstanding common stock at a total cost of approximately $59.0 million, excluding commissions paid. As of March 21, 2013, we had 23,587,496 shares of common stock outstanding. We did not repurchase any shares between March 21, 2013 and March 31, 2013. As of March 21, 2013, we had authorization to repurchase 1,003,417 shares of our common stock. Unless terminated earlier by resolution of the Board, the share repurchase program will expire when we have repurchased all shares authorized for repurchase thereunder.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 20, 2013, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•

The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•

Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•

Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our dependence on technology could have a material adverse effect on our business.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•

Our Chairman and founder controls a significant percentage of our common stock, has the ability to significantly influence matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•

Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.